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SAFENET, INC.
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[SafeNet Logo]

May 8, 2003

Dear Fellow Investor:

SafeNet is setting the industry standard for virtual private network (VPN) technology and secure business communications. Attracting the best people and building a cohesive team are essential as we build upon our 20 years of success and set the bar even higher for ourselves.

We believe that stock options are an important part of our recruitment and retention program. And we continue to balance the need to grant stock options to key personnel with a focus on the dilution impact to our shareholders.

In the attached proxy statement, Proposal 3 recommends an increase in the number of shares in the SafeNet 2001 Omnibus Stock Plan from 1.6 million to 2.1 million shares.     We believe this is a reasonable amount that will enable us to continue to incentivize our key staff. At the same time, we remain vigilant about our responsibility to our investors. I'm pleased to say that since the creation of this stock plan in April 2001, SafeNet not only has outperformed the Nasdaq index but has increased shareholder wealth by 51%. This has occurred in the midst of a very challenging economic environment. I'm also proud to note that we've generated a five-year return of 33%.

As part of our goal to reduce overall dilution, we've taken a number of actions this past year, including:

  •
  Reducing the new hire grant targets for most levels of employees

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  Granting annual options only to the top performers (versus the prior practice of granting annual options to most employees)

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  Reducing the yearly grant rate as a percentage of outstanding shares from 12% in 2001 to 6% in 2002

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  Requiring our officers and board members to retain 75% of their equity holdings.

I'd like to point out that the current proposed option grants as a percentage of shares outstanding are the lowest in five years. This is especially significant given the two acquisitions that closed in the first quarter of 2003, reflecting the addition of 90 new employees. Clearly, these acquisitions have created a need for an additional pool of options, but we expect they will also generate a major contribution to revenue and earnings growth, as well as longer-term product development opportunities.

I can assure you that SafeNet is doing everything possible to treat stock options as a scarce resource, and we have taken all these actions in an ongoing effort to reduce our overhang. We have every intention of continuing to take measurable actions to decrease the overhang for all plans.

In conclusion, SafeNet today is serving a greater number of employees with a smaller number of total options distributed among them. We increased our number of employees by 55% from early 2002 to early 2003. We urge you to read and consider the information included in the enclosed proxy statement carefully. Your vote of support for Proposal 3 by June 18 is a vote of confidence for SafeNet.

Sincerely,
/s/ Anthony A. Caputo Anthony A. Caputo Chairman and Chief Executive Officer

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Statements in this release concerning SafeNet's future prospects are "forward-looking statements" under the Federal securities laws. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts, estimates, and summary information contained in this news release. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.